SENIOR PROMISSORY NOTE

Dated: 28 April 2014

OBAR Camden Holdings Limited, a private company registered in England and Wales under company number 08763877 and OBAR Camden Limited, a private company registered in England and Wales under company number 04962866, jointly and severally, for value received (collectively, “Promisors”) promise to pay to JJAT Corp, a Delaware corporation (“Payee”) the principal amount of US$1,376,124 (“Principal Amount”) representing certain transaction expenses by Payee incurred in connection with various transactions involving Promisors for which JJAT is entitled to reimbursement as provided by that certain Shareholders’ Agreement dated 12 February 2014, between, amongst others, the Promisors and the Payee (Transaction Expenses). The due date of this promissory note shall be eighteen months from the date hereof (“Due Date”).

Interest shall accrue on this promissory note at the rate of 8% per annum (“Interest”). The Interest shall accrue on a daily basis and shall be payable on the first 12 month anniversary of the date of this promissory note with any remaining balance payable on the Due Date.

The Promisors shall have a cure period of 60 business days in respect of any payment of Interest and/or Principal Amount due under this promissory note.

So long as this promissory note is outstanding, Promisors shall not make any shareholder distributions, nor shall Promisors pay compensation to Rob Ellin or Olly Bengough, and the net proceeds from any debt and equity financings obtained by either of the Promisors shall be applied as prepayments under this promissory note (except to the extent, in the case of any debt financing, where the credit facility shall limit the portion of borrowings that may be used to pay this promissory note).

Any amount outstanding under this promissory note shall be reduced by an amount equal to any payments made directly by the Promisors to any supplier, service provider, consultant or adviser to the extent such fees and expenses are included within the Transaction Expenses.

The Promisors shall each procure that, without limitation to the generality of the above statement: (i) the first US$300,000 of net revenue generated by either Promisor as set out in clause 2.3 of the SHA (but without duplication if applied in reduction to Transaction Expenses prior to the date of this note); (ii) thereafter, on a monthly basis, within 10 business days of the end of each calendar month, all revenues generated by OBAR Camden Holdings Limited or OBAR Camden Limited in such calendar month, net of operating expenses, debt service and reasonable reserves for operating expenses, and subject to any restrictive covenants in favour of any senior lenders to either of Promisors; and (iii) any financing obtained from Barclays or any other financial institution (except to the extent such facility shall limit the portion of borrowings that may be used to pay this promissory note) shall be credited to the Payee to satisfy firstly the Principal Amount and thereafter any Interest due under this promissory note.

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All payments shall be made in US dollars in immediately cleared funds in full and without any deduction or withholding.

The Promisors hereby waive presentment, demand for payment, notice of dishonour, protest and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this promissory note.

This promissory note is personal to the parties and neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this promissory note.

This promissory note (and any non-contractual obligations arising out of or in connection with it) shall be governed by, and construed in accordance with, the law of England and Wales. The Promisors irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this promissory note.

This promissory note has been entered into as a deed on the date stated at the beginning of it.

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Executed as a deed by

OBAR Camden Holdings Limited

acting by Olly Bengough, a director,

in the presence of:

Witness Name:

Witness Signature:

Address:

Occupation:

Executed as a deed by

Obar Camden Limited

acting by Olly Bengough, a director,

in the presence of:

Witness Name:

Witness Signature:

Address:

Occupation:

Executed as a deed by

JJAT Corp

acting by Robert Ellin, a director,

in the presence of:

Witness Name:

Witness Signature:

Address:

Occupation:

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